QuickLinks -- Click here to rapidly navigate through this document

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EAST WEST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4703316
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
415 Huntington Drive San Marino, California (Address of Principal Executive Offices)	91108 (Zip Code)

EAST WEST BANK
EMPLOYEES 401(k) SAVINGS PLAN
(Full title of the plan)

Mr. Douglas P. Krause
Executive Vice President, Secretary and General Counsel
East West Bancorp, Inc.
415 Huntington Drive
San Marino, California 91108
(Name and address of agent for service)

(626) 583-3587
(Telephone number, including area code, of agent for service)

Copies to:
Gordon Bava, Esq.
Manatt, Phelps & Phillips, LLP
11355 West Olympic Blvd.
Los Angeles, CA 90064
(310) 312-4000
Fax: (310) 312-4224

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, .001 par value	500,000 shares (1)	$32.81 (2)	$16,405,000.00 (2)	$1,509.26

1
Consists of up to 500,000 shares of Common Stock of the Registrant purchased on the open market from time to time at market prices for participants in the East West Bank Employees 401(k) Savings Plan (the "Plan"). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan. Pursuant to Rule 457(h)(2) under the Securities Act, no separate registration fee is required with respect to the plan interests being registered hereby. Pursuant to Rule 416, there are also registered hereby an indeterminate number of shares of Common Stock as may become issuable under the Plan through the operation of anti-dilution provisions.

2
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the common stock of East West Bancorp, Inc. as reported on the NASDAQ National Market System on Monday, June 24, 2002.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents heretofore filed by us with the Commission are incorporated herein by reference:

  1)
  Our Annual Report on Form 10-K for the year ended December 31, 2001;

  2)
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

  3)
  Our Definitive Proxy Statement filed with the SEC on March 29, 2002 provided to stockholders in connection with the Annual Meeting of Stockholders held on May 15, 2002.

  4)
  The description of our Common Stock contained in our Registration Statement on Form 8-A filed on October 2, 1998 together with any amendment or report filed with the SEC for the purpose of updating such description.

        All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus that is part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

        You may request a copy of any filings referred to above (excluding exhibits) at no cost by contacting us at the following address:

        East West Bancorp, Inc.
        415 Huntington Drive
        San Marino, CA 91108

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law (the "GCL") of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter herein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Our Certificate of Incorporation and Bylaws, provide, in effect, that to the full extent and under the circumstances permitted by Section 145 of the GCL, we shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was our executive officer or serves or served at our request as a director, officer, employee, partner, or trustee of another corporation, joint venture, trust or other enterprise.

        Our Certificate of Incorporation relieves its directors from monetary damages to us or our stockholders for breach of such director's fiduciary duty as a director to the fullest extent permitted by the GCL. Under Section 102(b)(7) of the GCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violation of certain provisions of the GCL imposing certain requirements with respect to stock purchases, redemptions and dividends or (v) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	East West Bank Employees 401(k) Savings Plan Document (Basic Prototype Plan and Trust).
4.2	East West Bank Employees 401(k) Savings Plan Non-Standardized Adoption Agreement.
5.1	Not applicable.
The registrant hereby undertakes that it has submitted the Plan to the Internal Revenue Service and has qualified the Plan in accordance with the rules and regulations of the Internal Revenue Service. Registrant further undertakes that it will submit amendments to the Plan to the Internal Revenue Service as required and will make all changes required by the Internal Revenue Service in order to maintain the qualification of the Plan.
23.1	Consent of Independent Public Accountants.
24.1	Powers of Attorney (included on signature pages).

Item 9. Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    Provided however that paragraphs (1)(i) and 1(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2)
  that for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3)
  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

  (4)
  that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registration in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of it counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and had duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Marino, State of California, on the 28th day of June, 2002.

EAST WEST BANCORP, INC.
By:	/s/ DOUGLAS P. KRAUSE Douglas P. Krause Executive Vice President, Secretary and General Counsel

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of East West Bancorp, Inc. whose signature appears below hereby appoints Julia Gouw and Douglas Krause, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable East West Bancorp, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Name	Title	Date

/s/ DOMINIC NG Dominic Ng	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	June 28, 2002
/s/ JULIA GOUW Julia Gouw	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 28, 2002
/s/ JACK C. LIU Jack C. Liu	Director	June 28, 2002
/s/ HERMAN LI Herman Li	Director	June 28, 2002
/s/ JAMES MISCOLL James Miscoll	Director	June 28, 2002
/s/ KEITH RENKEN Keith Renken	Director	June 28, 2002

        Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or other person who administers the East West Bank Employees 401(k) Savings Plan) has duly caused this Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in the City of San Marino, State of California on the 28th day of June, 2002.

EAST WEST BANK EMPLOYEES 401(k) SAVINGS PLAN
By:	/s/ JULIA S. GOUW Julia S. Gouw Executive Vice-President, Chief Financial Officer and Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description
4.1	East West Bank Employees 401(k) Savings Plan Document (Basic Prototype Plan and Trust)
4.2	East West Bank Employees 401(k) Savings Plan Non-Standardized Adoption Agreement.
23.1	Consent of Deloitte & Touche, LLP.
24.1	Powers of Attorney (included on signature pages).

QuickLinks

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX